                      FUND ADMINISTRATION AGREEMENT BETWEEN
                       TEMPLETON GLOBAL INCOME FUND, INC.
                                       AND
                        FRANKLIN TEMPLETON SERVICES, INC.

     AGREEMENT  dated as of October 1, 1996,  between  Templeton  Global  Income
Fund, Inc. (the "Fund"),  an investment  company registered under the Investment
Company Act of 1940 ("1940 Act"),  Franklin Templeton Services,  Inc. ("FTS'~ or
"Administrator")

     In  consideration  of the mutual  promises  herein made, the parties hereby agree as follows:

     (1) The Administrator agrees, during the life of this Agreement, to provide the following services to the Fund:

          (a) providing office space,  telephone,  office equipment and supplies for the Fund;

          (b)  providing  trading  desk  facilities  for the Fund,  unless these facilities are provided by the Fund's investment adviser;

          (c) authorizing expenditures and approving bills for payment on behalf of the Fund;

          (d)  supervising  preparation  of  periodic  reports to  shareholders, notices of dividends,  capital  gains  distributions  and tax credits;  and
     attending  to  routine   correspondence  and  other   communications  -with
     individual  shareholders  when  asked  to do so by the  Fund's  shareholder servicing agent or other agents of the Fund;

          (e) coordinating the daily pricing of the Fund's investment portfolio, including collecting  quotations from pricing services engaged by the Fund;
     providing fund  accounting  services,  including  preparing and supervising publication of daily net asset value quotations,  periodic earnings reports and other financial data; and coordinating trade settlements;

          (f)  monitoring  relationships  with  organizations  serving the Fund, including custodians,  transfer agents, public accounting firms, law firms, printers and other third party service providers;

          (g) supervising compliance by the Fund with recordkeeping requirements under the federal securities laws, including the 1940 Act and the rules and regulations thereunder,  and under other applicable state and federal laws;
     and maintaining books and records for the Fund (other than those maintained by the custodian and transfer agent);

          (h)  preparing  and filing of tax reports  including the Fund's income tax returns,  and monitoring the Fund's compliance with subchapter M of the
     Internal  Revenue  Code,  as  amended,  and other  applicable  tax laws and regulations;

          (i) monitoring 'the Fund's compliance with: 1940 Act and other federal securities  laws, and rules and regulations  thereunder;  state and foreign laws and regulations  applicable to the operation of investment  companies;
     the Fund's investment objectives,  policies and restrictions;  and the Code of Ethics  and other  policies  adopted by the  Fund's  Board of  Directors
     ("Board") or by the Fund's investment adviser and applicable to the Fund;

          (j) providing executive,  clerical and secretarial personnel needed to carry out the above responsibilities;

          (k)  preparing  and  filing  regulatory  reports,   including  without
     limitation Forms N-2 and N-SAR,  proxy statements,  information  statements and U.S. and foreign ownership reports; and

          (l)  providing  support  services  incidental  to  carrying  out these duties.

Nothing in this Agreement shall obligate the Fund to pay any compensation to the officers of the Fund.  Nothing in this  Agreement  shall obligate FTS to pay for the services of third parties, including attorneys,  auditors, printers, pricing services or others,  engaged  directly by the Fund to perform services on behalf of the Fund.

     (2) The Fund agrees,  during the life of this  Agreement,  to pay to FTS as compensation  for the  foregoing a fee equal on an annual  basis to 0.15% of the
Fund's  average daily net assets,  reduced to 0.135% of such daily ent assets in excess of $200  million,  and 0.10% of such  daily net  assets in excess of $700 million, payable at the end of each calendar month.

From  time to time,  FTS may waive all or a  portion  of its fees  provided  for hereunder and such waiver shall be treated as a reduction in the purchase  price of its services.  FTS shall be contractually bound hereunder by the terms of any publicly  announced waiver of its fee, or any limitation of each affected Fund's expenses, as if such waiver or limitation were fully set forth herein.

     (3) This  Agreement  shall remain in full force and effect  through for one year  after  its  execution  and  thereafter  from  year to  year to the  extent continuance is approved annually by the Board of the Fund.

     (4) This  Agreement may be terminated by the Fund at any time on sixty (60)
days' written notice without payment of penalty,  provided that such termination by the Fund shall be directed or approved by the vote of a majority of the Board of the  Fund  in  office  at  the  time  or by the  vote  of a  majority  of the outstanding  voting  securities  of the Fund (as  defined by the 1940 Act);  and shall automatically and immediately terminate in the event of its assignment (as defined by the 1940 Act)

     (5) In the absence of willful misfeasance, bad faith or gross negligence on the  part of  FTS,  or of  reckless  disregard  of its  duties  and  obligations hereunder,  FTS shall not be subject to liability for any act or omission in the course of, or connected with, rendering services hereunder.

     IN WITNESS  WHEREOF,  the parties  hereto have caused this  Agreement to be duly executed by their duly authorized officers.

FRANKLIN TEMPLETON SERVICES, INC.

By:    /s/ Martin L. Flanagan
       -------------------------------------
       Martin L. Flanagan
       President

TEMPLETON GLOBAL INCOME FUND, INC.

By:    /s/ John R. Kay
       -------------------------------------
       John R. Kay
       Vice President